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                                   EXHIBIT 11
                    GRANITE FINANCIAL, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                                                 THREE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                                    1996           1997
                                                                              ----------     ----------
Earnings Per Share - Basic
Earnings
  Pro forma net income (1996) - Net income (1997) ( a )                       $  325,977     $  861,280
                                                                              ----------     ----------
    Pro forma net income (1996) - Net income (1997)                           $  325,977     $  861,280
                                                                              ==========     ==========
Shares
   Weighted average pro forma common shares outstanding (1996) -
   Weighted average common shares outstanding (1997)                           2,000,000      5,798,750
                                                                              ==========     ==========
    Pro forma net income per share - Basic (1996) - Net income per share
    - Basic (1997)                                                            $     0.16     $     0.15
                                                                              ==========     ==========
Earnings Per Share - Diluted
Earnings
  Pro forma net income (1996) - Net income (1997) ( a )                       $  325,977     $  861,280
                                                                              ==========     ==========
    Pro forma net income (1996) - Net income (1997)                           $  325,977     $  861,280
                                                                              ==========     ==========
Shares
    Weighted average pro forma common shares outstanding (1996) -
    Weighted average common shares outstanding (1997)                          2,000,000      5,798,750
    Additional dilutive effect of assumed exercise of stock options ( b )             --        113,913
                                                                              ==========     ==========
    Pro forma common shares outstanding (1996) - Common and common
    equivalent shares outstanding (1997)                                       2,000,000      5,912,663
                                                                              ==========     ==========
    Pro forma net income per share - Diluted (1996) - Net income per
    share - Diluted (1997)                                                    $     0.16     $     0.15
                                                                              ==========     ==========



( a ) The 1996 period reflects pro forma taxes at 37% as if the entity was taxed as a C Corporation.

( b ) Common stock equivalents are calculated using the treasury stock method.